Exhibit 4.1

TH International Limited

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A-2 CONVERTIBLE PREFERRED SHARES

AND

CLASS A-1 SPECIAL VOTING SHARE

TH International Limited, a Cayman Islands exempted company (the “Company”), hereby certifies that:

A. The Amended and Restated Memorandum and Articles of Association of the Company (as amended, the “Articles”) provide for authorized share capital of the Company as: US$5,000 divided into 500,000,000 ordinary shares with a nominal or par value of US$0.00000939586994067732 each (“Ordinary Shares”) and 32,148,702.73519 shares with a nominal or par value of US$0.00000939586994067732 each of such Class or Classes (however designated) as the Board of Directors of the Company (the “Board of Directors”) may determine in accordance with Articles 8 and 9 of the Articles of the Company.

B. The Articles expressly vest the Board of Directors with authority from time to time to provide, out of the unissued shares in the capital of the Company (other than unissued Ordinary Shares), for the issuance of one or more series of preferred shares (“Preferred Shares”) in their absolute discretion and without approval of the existing shareholders of the Company and in connection therewith to fix by resolution or resolutions of the Board of Directors, the designation of such series and the number of preferred shares to be included therein, the voting powers thereof and such of the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption and conversion rights.

C. Pursuant to the authority vested in the Board of Directors by the Articles, the Board of Directors, by action duly taken by a special committee of the Board of Directors duly authorized by the Board of Directors (the “Special Committee”) on June 26, 2024, adopted resolutions establishing two series of Preferred Shares and fixing the designation, powers, preferences, and rights of the shares of each of the series of Preferred Shares and the qualifications, limitations or restrictions thereof as set out in a certificate of designation executed on behalf of the Company on June 28, 2024 (the “Initial Certificate of Designation”). Pursuant to the authority vested in the Board of Directors by the Articles, the Board of Directors, with the written consent of Tim Hortons Restaurants International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Switzerland (“THRI”) as the sole holder of Preferred Shares as at the date hereof, hereby amends and restated the Initial Certificate of Designation such that the designation, powers, preferences, and rights of the shares of each of the series of Preferred Shares shall be those set out in this Certificate of Designation as follows:

Section 1. Designation; Number of Shares.

The designation of the first series of Preferred Shares shall be “Class A-1 Special Voting Convertible Preferred Shares” (the “Class A-1 Special Voting Share”). The number of authorized Class A-1 Special Voting Share shall be one (1).

The designation of the second series of Preferred Shares shall be “Series A-2 Convertible Preferred Shares” (the “Series A-2 Convertible Preferred Shares”). The number of authorized Series A-2 Convertible Preferred Shares shall be 800,000.

Section 2. Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Articles” means the Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution dated 9 March 2022 and effective on 28 September 2022.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Hong Kong, the People’s Republic of China or the Cayman Islands are authorized or required by law to close.

“Cartesian” means Cartesian Capital Group, LLC, a Delaware limited liability company.

“Certificate of Designation” means this amended and restated certificate of designation relating to the designation, powers, preferences, and rights of the shares of each of the series of Preferred Shares.

“Class A Director” has the meaning set forth in Section 8.1 hereof.

“Class A Voting Power” means the aggregate voting power of the Class A-1 Special Voting Share and all issued and outstanding Series A-2 Convertible Preferred Shares.

“Company” means TH International Limited, a Cayman Islands exempted company and its successors and assigns.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Consent” has the meaning set forth in Section 6.1(a) hereof.

“Conversion Requirements” means each of the following:

(i) the Company has sufficient authorized but unissued Ordinary Shares to meet the number of Converting Shares;

(ii) the Company (a) is current on all payments due under the Franchise Agreements, (b) is in full compliance and not in default of all development obligations set forth in the Franchise Agreements; and (c) is not in default of any material obligations (other than payment obligations and development obligations) under the Franchise Agreements; and

(iii) the Company is not insolvent or made any statement that it is unable to pay its debts and no bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall have been instituted by or against the Company or any subsidiary thereof under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law.

“Converted Shares” has the meaning set forth in Section 5.4 hereof.

“Converting Shares” has the meaning set forth in Section 5.4 hereof.

“Director Cessation Date” means the first date on which the Class A Voting Power constitutes less than 3.0% of the Total Voting Power.

“Director Step Down Date” means the first date on which the Class A Voting Power constitutes less than 11.1% of the Total Voting Power.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Executive Committee” has the meaning set forth in Section 8.4 hereof.

“Franchise Agreements” has the meaning set forth in the Purchase Agreement.

“Holders” means the record holders of (i) the Class A-1 Special Voting Share and (ii) any outstanding Series A-2 Convertible Preferred Shares, as shown on the books and records of the Company.

“Initial VWAP” means the average of the VWAP of the Ordinary Shares as reported on the Nasdaq Capital Market for the 5 Trading Days immediately prior to execution of this Agreement.

“Investors” means each of (i) Tim Hortons Restaurants International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Switzerland or any other entity that is directly or indirectly wholly owned by Restaurant Brands International and (ii) the Cartesian Investors or any other entity that is directly or indirectly controlled by Cartesian.

“Junior Shares” has the meaning set forth in Section 3.2 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the shareholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

“Meeting” has the meaning set forth in Section 6.1(a) hereof.

“Noteholders” means the holders of the Series A Convertible Notes.

“Ordinary Share Conversion Rate” has the meaning set forth in Section 5.2 hereof.

“Ordinary Share Directors” has the meaning set forth in Section 8.1 hereof.

“Ordinary Share Equivalents” mean securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Ordinary Shares.

“Ordinary Shares” means Ordinary Shares of the Company with a nominal or par value of US$0.00000939586994067732” of the Company or any other Shares into which such ordinary shares shall be reclassified or changed.

“Ordinary Shares Transfer Agent” has the meaning set forth in Section 5.2 hereof.

“Parity Shares” has the meaning set forth in Section 3.2 hereof.

“Person” includes all natural persons, companies, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Permitted Transferee” means any person that would meet the definition of Investor to whom the then current Investor Transfers or proposes to Transfer one or more Series A-2 Convertible Preferred Shares on or after the date of this Certificate of Designation.

“Securities Purchase Agreement” mean that certain Securities Purchase Agreement, dated as of 28, 2024 by and between the Company, THRI, Pangaea Three Acquisition Holdings IV Limited (“P3AHIV”) and Pangaea Two Acquisition Holdings XXIIA Limited (“PTAHXXIIA” and together with P3AHIV, the “Cartesian Investors”) with respect to the purchase of up to $30,000,000 of Series A Convertible Notes by THRI and, among other things, the purchase of $20,000,000 of Series A Convertible Notes by the Cartesian Investors.

“Senior Shares” has the meaning set forth in Section 3.2 hereof.

“Series A-2 Convertible Preferred Shares” has the meaning set forth in Section 1 hereof.

“Series A Convertible Notes” means the Series A Convertible Subordinated Notes issued pursuant to the Securities Purchase Agreement.

“Shares” means any and all shares in the Company.

“Total Voting Power” the aggregate number of votes which may be cast by holders of Ordinary Shares, the Class A-1 Special Voting Share and the Series A-2 Convertible Preferred Shares and any other Shares outstanding which entitle the holders thereof to vote generally on all matters submitted to the Company’s shareholders for a vote.

“Transfer” means a direct or indirect sale, assignment, transfer, pledge, offer, exchange, disposition, encumbrance, alienation or other disposition.

“VWAP” means the volume weighted average closing price.

Section 3. Ranking; Liquidation Preference; Redemptions

3.1. Ranking of Class A-1 Special Voting Share. The Class A-1 Special Voting Share shall have no rights to participate in any liquidation, winding-up and dissolution of the Company (as provided in Section 3.3 below).

3.2. Ranking of Series A-2 Convertible Preferred Shares. The Series A-2 Convertible Preferred Shares shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 3.3 below), rank (a) senior to all classes of Shares, including each series of Preferred Shares established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series A-2 Convertible Preferred Shares as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Shares”), (b) on a parity with the Ordinary Shares and with each other class of Shares, including each series of Preferred Shares established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the Class A Voting Power, the terms of which expressly provide that such class or series ranks on a parity with the Series A-2 Convertible Preferred Shares as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Shares”), and (c) junior to any future class of Preferred Shares established hereafter by the Board of Directors with the written consent of Holders of at least a majority of the outstanding Class A Voting Power, the terms of which expressly provide that such class ranks senior to the Series A-2 Convertible Preferred Shares as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Shares”).

3.3. Liquidation Preference of Series A-2 Convertible Preferred Shares. Except as otherwise provided in Section 5.9 and subject to this Section 3, upon any Liquidation Event, the assets of the Company legally available for distribution to its shareholders, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of Junior Shares and subject to the rights of the holders of any Parity Shares and Senior Shares and the right of the Company’s creditors, shall be distributed among the holders of the Series A-2 Convertible Preferred Shares and the holders of Shares, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted, immediately prior to such Liquidation Event, to Ordinary Shares pursuant to terms of this Certificate of Designation (with respect to the Holders), the Articles or any such other instrument that governs such conversion with respect to holders of all other Shares.

3.4. Redemptions. The Class A-1 Special Voting Share may not be redeemed as long as there are Series A Convertible Notes outstanding.

Section 4. Dividends.

4.1. Dividends on Class A-1 Special Voting Share. No dividend shall be payable to the holder of the Class A-1 Special Voting Share.

4.2. Dividends on Series A-2 Convertible Preferred Shares. The Company shall not declare, pay or set aside any dividends on the Ordinary Shares (other than dividends on the Ordinary Shares payable solely in Ordinary Shares) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Articles), the holders of the Series A-2 Convertible Preferred Shares simultaneously receive a dividend on each outstanding Series A-2 Convertible Preferred Share in an amount equal to that dividend per Series A-2 Convertible Preferred Share as would equal the product of the dividend payable on each Ordinary Share and the number of Ordinary Shares then issuable upon conversion of one Series A-2 Convertible Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 5. Conversion Rights.

5.1. No Right to Convert Class A-1 Special Voting Share. The holder of the Class A-1 Special Voting Share shall have no right to convert its shares into any other security of the Company. The Class A-1 Special Voting Share shall automatically be surrendered and cancelled for nil consideration once there are no longer any Series A Convertible Notes outstanding.

5.2. Right to Convert Series A-2 Convertible Preferred Shares. Each holder of Series A-2 Convertible Preferred Shares shall have the right, upon the delivery of a written notice to the Company, to convert any Series A-2 Convertible Preferred Share held by it into that number of fully paid and nonassessable Ordinary Shares based on the Ordinary Share Conversion Rate at the time in effect. Any holder of Series A-2 Convertible Preferred Shares may convert all or less than all of the Series A-2 Convertible Preferred Shares held by it at any time. Any conversion by a holder of Series A-2 Convertible Preferred Shares of Series A-2 Convertible Preferred Shares under this Section 5.2 shall not be effective unless such holder has also complied with the provisions set forth in Section 5.4 hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Ordinary Share Conversion Rate” per Series A-2 Convertible Preferred Share shall equal 35.94 Ordinary Shares; provided, however, that the Ordinary Share Conversion Rate in effect from time to time shall be subject to adjustment as provided hereinafter.

5.3. [Reserved].

5.4. Conversion Procedures. Each conversion of Series A-2 Convertible Preferred Shares into Ordinary Shares shall be effected by the surrender of the certificate(s) evidencing the Series A-2 Convertible Preferred Shares to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series A-2 Convertible Preferred Shares) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into Ordinary Shares (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Ordinary Shares (the “Ordinary Shares Transfer Agent”) on the register of members of the Company and, if certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Within three (3) Business Days upon receipt of the notice described in the first sentence of this Section 5.4, together with the certificate(s) evidencing the Converting Shares (if any), the Company shall be obligated to, and shall, cause the Conversion Shares to be issued in accordance with such instructions, and deliver, as applicable, either (x) the updated register of members of the Company, or an extract thereof, from the Ordinary Shares Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the holder or its designee on the register of members of the Company, or (y) certificate(s), if any, evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form only or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such holder, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares. The conversion of Converting Shares shall be effected by the compulsory redemption without notice of the Converting Shares and the automatic application of the redemption proceeds in paying for Converted Shares into which the Converting Shares have been converted.

5.5. Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 5.4, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

5.6. Adjustments for Ordinary Share Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, in each such event the Ordinary Share Conversion Rate then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Ordinary Share Conversion Rate then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 5.7 or the holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 5.6.

5.7. Adjustments for Subdivisions, Combinations or Consolidations of Ordinary Shares.

(a) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Share Equivalents, without payment of any consideration by such holder for additional Ordinary Share Equivalents (including the additional Ordinary Shares issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Ordinary Share Conversion Rate then in effect shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each such Series A-2 Convertible Preferred Share shall be increased in proportion to such increase of outstanding Ordinary Shares and shares issuable with respect to Ordinary Share Equivalents.

(b) If the number of Ordinary Shares outstanding at any time is decreased by a combination, consolidation, reclassification or reverse share split of the outstanding Ordinary Shares or other similar event, then, following the record date of such combination, the Ordinary Share Conversion Rate then in effect shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each such Series A-2 Convertible Preferred Share shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

5.8. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holder of Series A-2 Convertible Preferred Shares and Noteholders shall thereafter be entitled to receive upon conversion of the Series A-2 Convertible Preferred Shares the number of Shares or other securities or property of the Company to which a holder of Ordinary Shares would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holder of Series A-2 Convertible Preferred Shares and Noteholders after the recapitalization to the effect that the provisions of this Section 5 (including adjustment of the Ordinary Share Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A-2 Convertible Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

5.9. Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Ordinary Shares (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the the holder of Series A-2 Convertible Preferred Shares and Noteholders shall thereafter be entitled to receive upon conversion of the Series A-2 Convertible Preferred Shares the number of Shares or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the holder of Series A-2 Convertible Preferred Shares and Noteholders after the reclassification, merger, consolidation or sale to the effect that the provisions of this Section 5 (including, without limitation, provisions for adjustment of the Ordinary Share Conversion Rate and the number of shares purchasable upon conversion of the Series A-2 Convertible Preferred Shares) shall thereafter be applicable, as nearly as may be, with respect to any Shares, securities or property to be deliverable thereafter upon the conversion of the Series A-2 Convertible Preferred Shares.

Each holder of Series A-2 Convertible Preferred Shares, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 5.9, shall have the option of electing treatment of its Series A-2 Convertible Preferred Shares under either this Section 5.9 or Section 3.3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 5.10 hereof with respect to such event, and, provided, further, that if any holder of Series A-2 Convertible Preferred Shares fails to give the Company such notice of election, the provisions of this Section 5.9 shall govern the treatment of such holder’s Series A-2 Convertible Preferred Shares upon the occurrence of such event.

5.10. Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Ordinary Shares who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Ordinary Shares of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Ordinary Shares (or other securities) shall be entitled to exchange their Ordinary Shares or other securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

5.11. No Impairment. The Company will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5.12. Fractional Shares and Certificate as to Adjustments.

(a) Fractional shares issuable to a Holder upon conversion shall be permitted. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series A-2 Convertible Preferred Shares of each Holder at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(b) Upon the occurrence of each adjustment or readjustment of the Ordinary Share Conversion Rate of any Series A-2 Convertible Preferred Share pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Ordinary Share Conversion Rate at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s Series A-2 Convertible Preferred Shares. The provisions of Section 5.6, 5.7, 5.8 and 5.9 shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

5.13. Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A-2 Convertible Preferred Shares (taking into account the adjustments required by this Section 5), free from any preemptive or other similar rights, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A-2 Convertible Preferred Shares issued and outstanding or issuable upon conversion of the Series A Convertible Notes; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A-2 Convertible Preferred Shares issued or issuable upon conversion of the Series A Convertible Notes, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary and within its lawful power to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

Section 6. Voting Rights of the Class A-1 Special Voting Share

6.1. Entitlement to Vote and Receive Notice of Shareholder Meetings.

(a) Except as otherwise provided by law, the Class A-1 Special Voting Share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of the Ordinary Shares or to a vote of the holders of the Series A-2 Convertible Preferred Shares at any shareholders meeting (a “Meeting”) of the Company and to exercise the right to consent to any matter on which the written consent (a “Consent”) of the holders of Ordinary Shares is sought by the Company.

(b) The holder of the Class A-1 Special Voting Share shall be entitled to attend all shareholder meetings of the Company which the holders of the Ordinary Shares and/or Series A-2 Convertible Preferred Shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by the Company to its Holders of the Ordinary Shares and/or Series A-2 Convertible Preferred Shares relating to Meetings and any Consents sought by the Company from its holders of the Ordinary Shares and/or Series A-2 Convertible Preferred Shares. All such notices and other materials shall be sent to the holder of the Class A-1 Special Voting Share concurrently with delivery to the holders of the Ordinary Shares and/or Series A-2 Convertible Preferred Shares.

6.2. Number of Votes.

(a) With respect to any Meeting or Consent, the Class A-1 Special Voting Share entitles the holder thereof to cast and exercise that number of votes equal to the number of votes which may be cast in respect of the Series A-2 Convertible Preferred Shares by the Noteholders upon the exchange of all Series A Convertible Notes outstanding from time to time (other than the Series A Convertible Notes held by the Company and its subsidiaries) in the manner set forth in the Series A Convertible Notes.

(b) The determination of the number of votes attached to the Class A-1 Special Voting Share calculated in accordance with Section 6.2(a) shall be made as of the record date established by the Company or by applicable law for the determination of shareholders entitled to vote on such matter or, if no record date is established, the date such vote is taken or any consent of shareholders is obtained.

(c)  Fractional votes shall not be permitted and any fractional voting rights otherwise resulting from Section 6.2(a) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.3. Class Voting. The Class A-1 Special Voting Share shall vote with the Series A-2 Convertible Preferred Shares on all matters on which the Series A-2 Convertible Preferred Shares are eligible to vote in accordance with Section 7 below.

Section 7. Voting Rights of the Series A-2 Convertible Preferred Shares

7.1. General. Except as otherwise expressly provided herein or as otherwise required by law, the Class A-1 Special Voting Share, the Series A-2 Convertible Preferred Shares and the Ordinary Shares shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the holders of Ordinary Shares are required or permitted to vote or as set forth herein (including, without limitation, in Sections 7.3 and 8 below) other than with respect to the vote for the appointment of the Ordinary Share Directors prior to the Director Cessation Date.

7.2. Number of Votes. Each Series A-2 Convertible Preferred Shares shall be entitled to that number of votes equal to the largest number of whole Ordinary Shares into which such Holder’s Series A-2 Convertible Preferred Shares could then be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

7.3. Voting by Holders With Respect to Certain Matters. In addition to any other rights provided by law or set forth herein, for so long as either the Class A-1 Special Voting Share or one Series A-2 Convertible Preferred Shares is outstanding, the Company shall not without the approval of the Holders of the majority of the Class A Voting Power:

(a)	issue (A) any shares of any class or series of equity securities which are senior to, or pari passu with, the Series A-2 Convertible Preferred Shares or (B) any other equity securities that have super voting rights or have any restrictions or covenants that are more restrictive than those set forth herein;

(ii) issue, in any single transaction or series of related transactions, additional shares of Class A-1 Special Voting Share and Series A-2 Convertible Preferred Shares (excluding shares issuable under the Series A Convertible Notes);

(iii) amend the Articles of the Company to the extent it would adversely affect the rights of holders of Class A-1 Special Voting Share and Series A-2 Convertible Preferred Shares in their capacity as holders of shares of Class A-1 Special Voting Share and Series A-2 Convertible Preferred Shares;

(iv) approve any liquidation or dissolution of the Company or sale of all or substantially all the Company’s assets;

(v) approve any subdivision, consolidation, conversion, reclassification, or modification of any kind of outstanding shares of the Company to the extent it would impair or reduce the rights of the holders of Class A-1 Special Voting Share and Series A-2 Convertible Preferred Shares in their capacity as holders of shares of Class A-1 Special Voting Share and Series A-2 Convertible Preferred Shares (it being agreed that any dilution of the shareholding of the holders of Series A-2 Convertible Preferred Shares shall not be deemed to be an impairment or reduction of the rights of such holders);

(vi) amend or change the size of the Board of Directors; or

(vii) issue, in any single transaction or series of related transactions, Ordinary Shares or Ordinary Share Equivalents to Cartesian or any of its Affiliates, that would reduce the Class A Voting Power to or below 11.1% of the Total Voting Power.

Section 8. Board Matters.

8.1. Board Size. For so long as either the Class A-1 Special Voting Share or one Series A-2 Convertible Preferred Shares is outstanding, the Board of Directors shall consist of nine (9) directors, consisting of (i) the Directors elected in accordance with Section 8.2 below (the “Class A Director(s)”) and (ii) the remainder which shall be elected by the holders of the Ordinary Shares (the “Ordinary Share Directors”).

8.2. Class A Director(s).

(a) Until the Director Step Down Date, the Holders, voting as a separate class, shall have the right to appoint two Class A Directors to the Board of Directors at each annual or special meeting of members or a separate class meeting of the Holders or by way of a written resolution of the Holders in lieu of a meeting thereof,, and to remove from office any such Class A Director and to fill any vacancy caused by the resignation, death or removal of any such Class A Director. Any appointment or removal of the Class A Director shall be subject to the approval of the Holders of a majority vote of the Class A Voting Power. Following the Director Step Down Date, the Holders shall cause one Class A Director to submit his or her resignation as a Class A Director to the Board of Directors; provided that if no Class A Director resigns as a Class A Director on the Director Step Down Date, the Board of Directors may vote to remove a single Class A Director (and not both) without cause at any time following the Director Step Down Date and such Class A Director shall be removed as a director. For the avoidance of doubt, from the Director Step Down Date until the Director Cessation Date, the Board of Directors shall consist of 1 Class A Director and 8 Ordinary Share Directors.

(b)  From the Director Step Down Date until the Director Cessation Date, the Holders, voting as a separate class, shall have the right to appoint one Class A Director to the Board of Directors at each annual or special meeting of members or a separate class meeting of the Holders or by way of a written resolution of the Holders in lieu of a meeting thereof, and to remove from office such Class A Director and to fill any vacancy caused by the resignation, death or removal of such Class A Director. Any appointment or removal of the Class A Director shall be subject to the approval of the Holders of majority vote of the Class A Voting Power. On the Director Cessation Date, the Holders shall cause the remaining Class A Director to submit his or her resignation as Class A Director to the Board of Directors; provided that if such Class A Director does not resign as a Class A Director on the Director Cessation Date, the Board of Directors may vote to remove such Class A Director without cause at any time following the Director Cessation Date. For the avoidance of doubt, from and after the Director Cessation Date, the Board of Directors shall not include any Class A Director. Any such Class A Director remaining on the Board of Directors after the Director Step Down Date shall be deemed to be an Ordinary Share Director.

(c)  From and after the Director Cessation Date, the Holders shall be entitled to vote on the appointment of all Ordinary Share Directors, in a single class with the holders of the Ordinary Shares.

(d)  Each Class A Director, in his or her capacity as a member of the Board of Directors, shall be afforded the same rights and privileges as the other members of the Board of Directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses. Nothing in this paragraph (d) is intended to limit any such Class A Director’s rights to indemnification, and the rights set forth herein are in addition to any and all other rights to indemnification.

8.3. Board Committee Representation. Until the Director Cessation Date, the Company shall take all actions to cause (i) each Committee of the Board of Directors, other than the Audit Committee, to have at least one Class A Director as a member of such committee and (ii) the Nominating and Corporate Governance Committee to be comprised of three members, one of which shall be a Class A Director and one of which shall be an independent director that is not Affiliated with Cartesian.

8.4. Executive Committee. For so long as either the Class A-1 Special Voting Share or one Series A-2 Convertible Preferred Shares is outstanding, the Board of Directors shall take all actions to form an executive committee (“Executive Committee”).

(a)  Until the Director Step Down Date, the Executive Committee shall be comprised of (A) two Class A Directors and (B) up to three Ordinary Share Directors (excluding any executive officer who serves on the Board of Directors, and including at least one independent/non-Cartesian director).

(b) From the Director Step Down Date until the Director Cessation Date, the Executive Committee shall be comprised of (A) one Class A Director and (B) up to two Ordinary Share Directors (excluding any executive officer who serves on the Board of Directors, and including at least one independent/non-Cartesian director).

(c)  From the Director Cessation Date, the Executive Committee shall be comprised of between three and five Ordinary Share Directors (excluding any executive officer who serves on the Board of Directors, and including at least one independent/non-Cartesian director).

(d) The Company shall cause the Company to approve a charter designating the roles and responsibilities of the Executive Committee which shall be agreed upon by the Company and the Holders, but which shall include, at the minimum the following responsibilities: (A) review and overview of funding and investment decisions, (B) review and overview of Company strategy and execution, (C) approval of all C-level executive appointments (including oversight of the use of third party recruiting firms to hire C-level executive officers), and (D) oversight of all communications in connection with the Company’s obligations under NASDAQ, including all investor relations communications or statements.

8.5. Matters Requiring Approval of the Class A Directors. Until the Director Cessation Date, the Company shall not, without the consent of each Class A Director then sitting on the Board of Directors, appoint, remove or replace the Chief Executive Officer, Chief Data Officer, Chief Financial Officer, Chief Marketing Officer and/or Chief Operating Officer, or any other employee or officer of the Company who is (a) designated by the Board of Directors to form part of the Company’s senior management team, or (b) critical to the business of the Company and its subsidiaries.

Section 9. No Reissuance of Shares of Class A-1 Special Voting Share or Series A-2 Convertible Preferred Shares.

The Class A-1 Special Voting Share and the Series A-2 Convertible Preferred Shares that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the Companies Act) be permanently cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of Series A-2 Convertible Preferred Shares by the number of shares that have been so reacquired.

Section 10. Transfer Restrictions.

10.1. The Class A-1 Special Voting Share, Series A-2 Convertible Preferred Shares and the Ordinary Shares issuable upon the conversion hereof have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any states in the United States. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the act and the applicable state securities laws, pursuant to registration or exemption therefrom. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

10.2. The Series A-2 Convertible Preferred Shares or any interest in such shares may not be, directly or indirectly, assigned or Transferred except to a person who, at the time of such transfer, is a Permitted Transferee. The Class A-1 Special Voting Share or any interest in such share may not be, directly or indirectly, assigned or Transferred except to a person who, at the time of such transfer, is an entity that is directly or indirectly wholly owned by Restaurant Brands International.

Section 11. Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) to the Company or the Holders, as applicable, at the address specified in the register of Holders maintained by the Company prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders maintained by the Company on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series A-2 Convertible Preferred Shares maintained by the Company.

Section 12. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13. Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Class A-1 Special Voting Share or the Series A-2 Convertible Preferred Shares and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Class A-1 Special Voting Share and the Series A-2 Convertible Preferred Shares and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Class A-1 Special Voting Share and the Series A-2 Convertible Preferred Shares and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Class A-1 Special Voting Share and the Series A-2 Convertible Preferred Shares and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Amended Certificate of Designation has been executed on behalf of the Company by its Director this 30th day of November, 2025.

TH INTERNATIONAL LIMITED

By:
Name:
Title:

[Signature Page to Certificate of Designation]